Exhibit 99.1

FOR IMMEDIATE RELEASE

WASTE MANAGEMENT, INC. ELECTS VICTORIA HOLT TO BOARD OF DIRECTORS

Houston — January 31, 2013 — Waste Management, Inc. (NYSE: WM) today announced that Victoria Holt, President and Chief Executive Officer of Spartech Corporation, was elected to its Board of Directors on Monday, January 28th.

Ms. Holt’s career includes a broad range of experiences. Ms. Holt started at Monsanto Company in 1979, and held various assignments of increasing responsibility before being named Assistant to the Chief Executive Officer in 1995. In 1996, she moved to Solutia, Inc., a divestiture of The Monsanto Company’s chemical business, as a vice president and general manager. From 2003 to 2010, Ms. Holt held various roles with PPG Industries, most recently as Senior Vice President of Glass and Fiber Glass. In 2010, Ms. Holt joined Spartech Corporation as Chief Executive Officer.

“Victoria has a diverse international business background serving a wide spectrum of customers looking for sustainable plastics solutions. We believe that her experience in environmental solutions and recycling will compliment our Board and our management team. We are pleased to have her as part of our team,” said David P. Steiner, Chief Executive Officer of Waste Management.

Ms. Holt holds a Bachelor of Science degree from the Duke University and a Masters of Business Administration from Pace University. She currently serves on the board of Spartech Corporation and Watlow Electric Manufacturing Company, a private designer and manufacturer of industrial electric heaters, sensors, and controllers.

The election of Ms. Holt brings the size of Waste Management’s Board of Directors to nine members, eight of whom are independent.

ABOUT WASTE MANAGEMENT

Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management visit www.wm.com or www.thinkgreen.com.

###

FOR MORE INFORMATION Waste Management Web site http://www.wm.com Analysts Ed Egl 713.265.1656 eegl@wm.com Media Lynn Brown 713.394.5093 lynnbrown@wm.com